Exhibit 99.1

Ethan Allen Announces Earnings Release Date for Fiscal 2018 Second Quarter Results and Comments on Business

DANBURY, CT—January 16, 2018 (GLOBE NEWSWIRE)— Ethan Allen Interiors Inc. ("Ethan Allen" or "the Company") (NYSE:ETH) will release its financial results for the fiscal 2018 second quarter after the market closes on Wednesday, January 24, 2018. Following the release, the Company will then host an analyst conference call to discuss its business and financial highlights at 5 p.m. EST.

Based on preliminary financial results for the fiscal second quarter ended December 31, 2017, the Company expects to report sales of $198.5 million, an increase of 2.0% to the previous year quarter, gross margin of 54.3%, adjusted operating margin of 8.7% and adjusted diluted earnings per share in the range of $0.51 to $0.52, compared to $0.39 in the previous year quarter.

"Wholesale and retail backlogs increased 56.8% and 7.0% respectively compared to the previous year quarter. Wholesale orders increased 3.4%, and retail written orders decreased 5.8%," explained Farooq Kathwari, President, Chairman and CEO. "Although written orders were impacted by lower traffic and weather-related issues, there was a steady positive momentum during the quarter, with December written orders up from the previous year's levels. Shipments were impacted by several factors including gearing up manufacturing, weather disruption and political challenges in Honduras."

Adjusted diluted earnings per share reflects an effective tax rate of 17% for the fiscal 2018 second quarter compared to 36.5% in the prior year quarter due to the Tax Cut and Jobs Act. The Company preliminarily expects its effective tax rate will be approximately 30% for fiscal 2018 and 24% to 25% for fiscal 2019.

Mr. Kathwari concluded, "We plan to increase our marketing spend starting in our third quarter as major new products are in place, including Uptown collection, which will be introduced this spring," Mr. Kathwari concluded. "While early in the month, the January written order trend is positive. Our manufacturing, sourcing and logistics are in a strong position to service increased sales."

The analyst conference call will be webcast from the "Events and Presentations" page at http://www.ethanallen.com/investors. To access the conference call, dial 844-822-0103 (or 614-999-9166 for international callers), and enter conference ID 50728593. For those unable to listen live, the call will be archived on the company's website for at least 60 days.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy-five percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Ethan Allen Interiors Inc.

Investor/Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

ir@ethanallen.com

Forward-Looking Information

This press release and any related webcasts, conference calls, and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2017 (the "2017 Form 10-K") and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in "Item 1A - Risk Factors" of our 2017 Form 10-K and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.